Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment to Agreement and Plan of Merger is made as of this 19th day of July, 2006 by and among Pacific Energy Partners, L.P., a Delaware limited partnership (“MLP”), Pacific Energy GP, LP, a Delaware limited partnership (“MLP General Partner”), Pacific Energy Management LLC, a Delaware limited liability company (“General Partner Holdco”), Plains All American Pipeline L.P., a Delaware limited partnership (“Buyer”), Plains AAP, L.P., a Delaware limited partnership, and Plains All American GP LLC, a Delaware limited liability company.  Capitalized terms used in this First Amendment that are not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS:

WHEREAS, the parties hereto have executed that certain Agreement and Plan of Merger dated as of June 11, 2006 (the “Merger Agreement”); and

WHEREAS, pursuant to Section 9.3 of the Merger Agreement, the parties to the Merger Agreement desire to amend the Merger Agreement.

NOW THEREFORE, the parties hereto, in consideration of the premises and of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1.             Section 7.1(d) is hereby amended and restated to read in its entirety as follows:

“(d)         On or prior to the 30th day following the day on which the Effective Time occurs, Buyer shall pay or cause to be paid to specified employees (the “Specified Employees”) the retention benefits described in this Section 7.1(d).  No officer of MLP, MLP General Partner or General Partner Holdco shall be considered to be a Specified Employee.  The aggregate retention benefits (“Retention Benefits”) for all Specified Employees will not exceed $1,250,000.  Payments of Retention Benefits shall be materially consistent with a schedule provided to Buyer prior to the Execution Date.  Retention Benefits shall be subject to applicable withholding of taxes.  Notwithstanding the foregoing, in order for a Specified Employee to be eligible to receive his or her Retention Benefit, such Specified Employee must remain in the employ of the MLP Group Entities with at least a satisfactory performance rating until the date of the payment.”

2.             Except as expressly amended by this First Amendment, all of the other terms and provisions of the Merger Agreement shall continue in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

PACIFIC ENERGY PARTNERS, L.P.

By:	Pacific Energy GP, LP, its General Partner

By:	Pacific Energy Management LLC, its general partner

By:	/s/ Irvin Toole, Jr.
Name:	Irvin Toole, Jr.
Title:	President & CEO

PACIFIC ENERGY GP, LP

By:	Pacific Energy Management LLC, its general partner

By:	/s/ Irvin Toole, Jr.
Name:	Irvin Toole, Jr.
Title:	President & CEO

PACIFIC ENERGY MANAGEMENT LLC

By:	/s/ Irvin Toole, Jr.
Name:	Irvin Toole, Jr.
Title:	President & CEO

PLAINS ALL AMERICAN PIPELINE L.P.

By:	Plains AAP, L.P., its general partner

By:	Plains All American GP LLC, its general partner

By:	/s/ Harry N. Pefanis
Name:	Harry N. Pefanis
Title:	President & CEO

PLAINS AAP, L.P.

By:	Plains All American GP LLC, its general partner

By:	/s/ Harry N. Pefanis
Name:	Harry N. Pefanis
Title:	President & CEO

PLAINS ALL AMERICAN GP LLC

By:	/s/ Harry N. Pefanis
Name:	Harry N. Pefanis
Title:	President & CEO